Exhibit 99.1

News Release

L.B. Foster Reports Second Quarter Operating Results

PITTSBURGH, PA, August 3, 2021 – L.B. Foster Company (NASDAQ: FSTR), a leading provider of products and services for the rail industry and solutions to support critical infrastructure projects, today reported its 2021 second quarter operating results, which included the following performance highlights:

•Net sales for the 2021 second quarter were $154.5 million, a $38.4 million sequential increase, or 33.1%, over the first quarter, and a $13.0 million increase, or 9.2%, year-over-year.

•Gross profit for the 2021 second quarter was $26.2 million, a $7.3 million sequential improvement, or 38.9%, over the first quarter. This year's second quarter gross profit declined $2.0 million, or 7.0%, from the prior year quarter. The 2021 second quarter gross profit margin was 16.9% versus 19.9% in last year's comparable quarter.

•Selling and administrative expenses for the 2021 second quarter were $19.8 million, a $1.7 million increase, or 9.7%, from the first quarter of 2021. This was also a $0.9 million increase, or 4.8%, over the prior year quarter. Selling and administrative expenses as a percent of net sales decreased to 12.8% compared to 13.3% last year.

•Net income from continuing operations for the 2021 second quarter was $2.9 million, or $0.27 per diluted share, an increase of $0.39 per diluted share from the first quarter and a decrease of $0.39 per diluted share from the prior year quarter.

•Adjusted EBITDA from continuing operations1 for the 2021 second quarter was $8.3 million, a $5.6 million sequential increase compared to this year's first quarter and a $4.6 million decrease versus the prior year comparable quarter.

•Net operating cash flow used in the second quarter totaled $0.8 million, a decrease of $13.8 million from the prior year quarter.

•Net debt1 as of June 30, 2021 was $33.1 million, a $4.4 million decrease from December 31, 2020. Over the last four quarters, the Company reduced its net debt1 by $15.1 million. The Company's adjusted net leverage ratio1 was 1.3x as of June 30, 2021 and 2020.

•Backlog increased by 12.4% to $253.2 million compared to the prior year quarter, driven by the significant increase in the Infrastructure Solutions segment of $31.6 million. New orders for the second quarter of 2021 were $138.6 million, an increase of 3.5% from the prior year quarter.

CEO Comments
John Kasel, President and Chief Executive Officer, commented, "As expected, second quarter revenues increased substantially both sequentially and year over year, driven by the strength in the rail, precast concrete products and fabricated steel markets reflecting the continuing dissipation of the effects of the pandemic on our results.

"Second quarter orders were $139 million, an improvement over both our first quarter this year and last year’s second quarter, and our $253 million backlog remains healthy. We are seeing an increasing level of project activity in the majority of our served markets. We believe this activity, coupled with the backdrop of government support for infrastructure investment, positions us well to build on the momentum established in the second quarter as we enter the second half of 2021."

Mr. Kasel added, "Our profitability metrics in the second quarter improved sequentially, driven primarily by the higher sales volumes and cost containment measures supporting operating leverage. Year-over-year operating margins continue to be adversely affected by weakness in the midstream energy markets resulting in lower sales volumes in
1 See "Non-GAAP Disclosures" at the end of this press release for information regarding the following non-GAAP measures from continuing operations used in this release: EBITDA, adjusted EBITDA, net debt, adjusted net leverage ratio, free cash flow, adjusted net income, and adjusted earnings per diluted share.

our Coatings and Measurement business unit. We anticipate that headwind will continue at least through the end of 2021. We are also monitoring elevated commodity prices and taking steps to minimize their effect on margins."

Mr. Kasel concluded, "Our effective management of working capital resulted in $33 million of net debt at quarter end, up slightly during the quarter despite the substantial sequential increase in sales this quarter. We will maintain our disciplined approach in our working capital deployment in order to continue to drive the cash flow generation and balance sheet strength that has favorably positioned us to capitalize on business opportunities as market conditions continue to improve."

Second Quarter Results

•Net sales for the second quarter of 2021 were $154.5 million, a $13.0 million increase, or 9.2%, compared to the prior year quarter due to an 18.5% increase in the Rail Technologies and Services segment ("Rail"). This increase was partially offset by a $0.9 million reduction, or 1.3%, in the Infrastructure Solutions segment net sales. The $13.8 million increase in the Rail segment was attributable to both the Rail Products and Rail Technologies business units. The $0.9 million decline in the Infrastructure Solutions segment is wholly attributable to the Coatings and Measurement business unit, which continued to face a challenging environment in the midstream energy market due to excess pipeline infrastructure capacity.

•Gross profit for the 2021 second quarter was $26.2 million, a $2.0 million decrease, or 7.0%, from the prior year quarter. The consolidated gross profit margin of 16.9% decreased by 300 basis points versus last year, with the decline largely attributable to the Infrastructure Solutions segment. Infrastructure Solutions gross profit declined from the prior year quarter by $3.6 million, while Rail gross profit increased $1.6 million. The overall decline in gross profit margin was attributable to Infrastructure Solutions' gross margin, which was down 520 basis points compared to the prior year period, driven by the decline in revenues in the Coatings and Measurement business unit. Rail segment gross profit margin declined by 120 basis points due primarily to higher sales volume in Rail's distribution business during the current quarter.

•Selling and administrative expenses in the second quarter increased $0.9 million, or 4.8%, over the prior year quarter, primarily attributable to increases in professional services costs. Selling and administrative expenses as a percent of net sales decreased to 12.8%, a 50 basis point decline from the prior year quarter.

•Net income from continuing operations for the 2021 second quarter was $2.9 million, or $0.27 per diluted share, a $4.1 million reduction, or $0.39 per diluted share, from the prior year quarter.

•Adjusted EBITDA from continuing operations1 for the 2021 second quarter was $8.3 million, a 35.4% decrease compared to the prior year quarter.

•Over the last four quarters, the Company reduced its net debt1 from $48.2 million to $33.1 million as of June 30, 2021, a $15.1 million reduction. The Company's adjusted net leverage ratio1 was 1.3x, with total available funding capacity of $81.6 million as of June 30, 2021.

•Second quarter new orders were $138.6 million, up $4.6 million, or 3.5%, from the prior year quarter. New orders in the Infrastructure Solutions segment increased by $7.6 million compared to the prior year quarter, partially offset by a $2.9 million decline in Rail segment orders.

First Six Months Results

•Net sales for the six months ended June 30, 2021 were $270.6 million, a $7.1 million increase, or 2.7%, compared to the prior year period. The sales increase was attributable to the Rail segment, which increased 6.8% from the prior year period, partially offset by a 2.3% decrease in Infrastructure Solutions.

•Gross profit for the six months ended June 30, 2021 was $45.0 million, a $6.3 million decrease, or 12.2%, from the prior year period. The consolidated gross profit margin of 16.6% decreased by 290 basis points compared to the prior year period, with the decline attributable to Infrastructure Solutions. Gross profit increased $2.0 million in the Rail segment. In Infrastructure Solutions, gross profit declined from the prior year by $8.2 million, driven by the decline in revenues in the Coatings and Measurement business unit. Infrastructure Solutions' gross profit margin was down by 670 basis points compared to the prior year period.

•Selling and administrative expenses for the six months ended June 30, 2021 decreased $1.4 million, or 3.6%, from the prior year period, primarily driven by decreases in personnel related costs, including travel-related costs. Selling and administrative expenses as a percent of net sales decreased to 14.0%, a 90 basis point decline from the prior year period.

•Net income from continuing operations for the six months ended June 30, 2021 was $1.6 million, or $0.15 per diluted share, a $5.3 million reduction, or $0.51 per diluted share, from the prior year period.

•Adjusted EBITDA from continuing operations1 for the six months ended June 30, 2021 was $11.1 million, a 37.4% decrease compared to the prior year period.

•Free cash flow1 for the period was $4.6 million, as compared to $2.4 million for the prior year. The $2.2 million increase in free cash flow was primarily as a result a reduction in capital expenditures when compared to the prior year period.

•New orders were $274.2 million for the six months ended June 30, 2021, a $9.4 million increase, or 3.6%, over the prior year period. New orders in Infrastructure Solutions increased $19.0 million, partially offset by a $9.6 million decline in the Rail segment compared to the prior year period.

Market Outlook
The Company’s backlog was at $253.2 million as of June 30, 2021, a $5.0 million increase over December 31, 2020, and a $28.0 million increase, or 12.4%, over June 30, 2020. The Company continues to see strong order activity for infrastructure projects, with the second quarter of 2021 producing the highest level of order activity for the Company since the fourth quarter of 2019. Pandemic restrictions in the United Kingdom are expected to continue to ease, which provides for a favorable outlook for our rail operations in Europe for the remainder of 2021, assuming no resumption of such restrictive measures. The Coatings and Measurement business line, which primarily serves midstream energy customers, is expected to remain weak, although the Company has seen pockets of strength in order activity for portions of this business during the second quarter, albeit at compressed margins versus historical levels. This business unit continues to face significant headwinds; further cost mitigation actions, including additional shutdowns or furlough periods, could be implemented in certain divisions of the Coatings and Measurement business unit if order rates do not improve in the coming months. The Company anticipates its Precast Concrete Products and Fabricated Steel business lines to continue to directly benefit from current infrastructure investment trends, as demonstrated by the activity levels in these businesses through the second quarter of 2021, with certain divisions in these business lines operating at near-capacity levels. With its robust backlog and improving commercial and operating environment, the Company remains optimistic about its prospects for year over year revenue growth in the second half of 2021.

Second Quarter Conference Call
L.B. Foster Company will conduct a conference call and webcast to discuss its second quarter 2021 operating results on Tuesday, August 3, 2021 at 11:00 AM ET. The call will be hosted by Mr. John Kasel, President and Chief Executive Officer. Listen via audio and access the slide presentation on the L.B. Foster web site: www.lbfoster.com, under the Investor Relations page. The conference call can also be accessed by dialing 833-614-1392 (U.S. & Canada) or 914-987-7113 (International).

A conference call replay will be available through August 10, 2021. To access the replay, please dial 855-859-2056 (U.S. & Canada) or 404-537-3406 (International) and provide the access code: 5888515. The conference call replay will also be available via webcast through L.B. Foster’s Investor Relations page of the company’s website.

About L.B. Foster Company
L.B. Foster Company and its subsidiaries provide products and services for the rail industry and solutions to support critical infrastructure projects. The Company’s innovative engineering and product development solutions address the safety, reliability, and performance of its customers’ challenging requirements. The Company maintains locations in North America, South America, Europe, and Asia. For more information, please visit www.lbfoster.com.
This release may contain “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Forward-looking statements provide management's current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Sentences containing words such as “believe,” “intend,” “plan,” “may,” “expect,” “should,” “could,” “anticipate,” “estimate,” “predict,” “project,” or their negatives, or other similar expressions of a future or forward-looking nature generally should be considered forward-looking statements. Forward-looking statements in this earnings release are based on management's current expectations and assumptions about future events that involve inherent risks and uncertainties and may concern, among other things, the Company’s expectations relating to our strategy, goals, projections, and plans regarding our financial position, liquidity, capital resources, and results of operations and decisions regarding our strategic growth initiatives, market position, and product development. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The Company cautions readers that various factors could cause the actual results of the Company to differ materially from those indicated by forward-looking statements. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties related to: the COVID-19 pandemic, including the impact of any worsening of the pandemic, or the emergence of new variants of the virus, on our financial condition or results of operations, and any future global health crises, and the related social, regulatory, and economic impacts and the response thereto by the Company, our employees, our customers, and national, state, or local governments; a continued deterioration in the prices of oil and natural gas and the related impact on the upstream and midstream energy markets, which could result in further cost mitigation actions, including additional shutdowns or furlough periods; a continuation or worsening of the adverse economic conditions in the markets we serve, whether as a result of the current COVID-19 pandemic, including its impact on travel and demand for oil and gas, the continued deterioration in the prices for oil and gas, governmental travel restrictions, project delays, and budget shortfalls, or otherwise; volatility in the global capital markets, including interest rate fluctuations, which could adversely affect our ability to access the capital markets on terms that are favorable to us; restrictions on our ability to draw on our credit agreement, including as a result of any future inability to comply with restrictive covenants contained therein; a continuing decrease in freight or transit rail traffic, including as a result of the COVID-19 pandemic; environmental matters, including any costs associated with any remediation and monitoring; the risk of doing business in international markets, including compliance with anti-corruption and bribery laws, foreign currency fluctuations and inflation, and trade restrictions or embargoes; our ability to effectuate our strategy, including cost reduction initiatives, and our ability to effectively integrate acquired businesses or to divest businesses, such as the 2020 disposition of the IOS Test and Inspection Services business and acquisition of LarKen Precast, LLC, and to realize anticipated benefits; costs of and impacts associated with shareholder activism; continued customer restrictions regarding the on-site presence of third party providers due to the COVID-19 pandemic; the timeliness and availability of materials from our major suppliers, including any continuation or worsening of the disruptions in the supply chain experienced as a result of the COVID-19 pandemic, as well as the impact on our access to supplies of customer preferences as to the origin of such supplies, such as customers’ concerns about conflict minerals; labor disputes; cyber-security risks such as data security breaches, malware, ransomware, “hacking,” and identity theft, including as experienced in 2020, which could disrupt our business and may result in misuse or misappropriation of confidential or proprietary information, and could result in the significant disruption or damage to our systems, increased costs and losses, or an adverse effect to our reputation; the effectiveness of our continued implementation of an enterprise resource planning system; changes in current accounting estimates and their ultimate outcomes; the adequacy of internal and external sources of funds to meet financing needs, including our ability to negotiate any additional necessary amendments to our credit agreement or the terms of any new credit agreement, and reforms regarding the use of LIBOR as a benchmark for establishing applicable interest rates; the Company’s ability to manage its working capital requirements and indebtedness; domestic and international taxes, including estimates that may impact taxes; domestic and foreign government regulations, including tariffs; economic conditions and regulatory changes caused by the United Kingdom’s exit from the European Union; a lack of state or federal funding for new infrastructure projects; an increase in manufacturing or material costs; the loss of future revenues from current customers; and risks inherent in litigation and the outcome of litigation and product warranty claims. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. Significant risks and uncertainties that may affect the operations, performance, and results of the Company’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors,” and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2020, or as updated and/or amended by our other current or periodic filings with the Securities and Exchange Commission.
Investor Relations:
Stephanie Listwak
(412) 928-3417
investors@lbfoster.com
L.B. Foster Company
415 Holiday Drive
Suite 100
Pittsburgh, PA 15220

L.B. FOSTER COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Sales of goods	$138,309	$122,879	$238,855	$219,267
Sales of services	16,213	18,684	31,747	44,203
Total net sales	154,522	141,563	270,602	263,470
Cost of goods sold	115,087	100,177	199,212	180,656
Cost of services sold	13,274	13,248	26,399	31,554
Total cost of sales	128,361	113,425	225,611	212,210
Gross profit	26,161	28,138	44,991	51,260
Selling and administrative expenses	19,767	18,870	37,793	39,207
Amortization expense	1,470	1,413	2,935	2,843
Interest expense - net	861	1,089	1,732	1,901
Other expense (income) - net	70	(2,306)	129	(1,700)
Income from continuing operations before income taxes	3,993	9,072	2,402	9,009
Income tax expense from continuing operations	1,139	2,102	818	2,044
Income from continuing operations	2,854	6,970	1,584	6,965
Net loss attributable to noncontrolling interest	(22)	—	(34)	—
Income from continuing operations attributable to L.B. Foster Company	2,876	6,970	1,618	6,965

Loss from discontinued operations before income taxes	—	(7,456)	—	(10,087)
Income tax benefit from discontinued operations	—	(1,009)	—	(1,779)
Loss from discontinued operations	—	(6,447)	—	(8,308)
Net income (loss) attributable to L.B. Foster Company	$2,876	$523	$1,618	$(1,343)
Basic income (loss) per common share:
From continuing operations	$0.27	$0.66	$0.15	$0.66
From discontinued operations	0.00	(0.61)	0.00	(0.79)
Basic income (loss) per common share	$0.27	$0.05	$0.15	$(0.13)
Diluted income (loss) per common share:
From continuing operations	$0.27	$0.66	$0.15	$0.66
From discontinued operations	0.00	(0.61)	0.00	(0.79)
Diluted income (loss) per common share	$0.27	$0.05	$0.15	$(0.13)
Average number of common shares outstanding - Basic	10,619	10,557	10,601	10,518
Average number of common shares outstanding - Diluted	10,734	10,623	10,729	10,518

L.B. FOSTER COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30, 2021	December 31, 2020
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,140	$7,564
Accounts receivable - net	78,356	58,298
Inventories - net	114,236	116,460
Other current assets	13,737	12,997
Total current assets	210,469	195,319
Property, plant, and equipment - net	60,526	62,085
Operating lease right-of-use assets - net	15,010	16,069
Other assets:
Goodwill	20,428	20,340
Other intangibles - net	34,038	36,897
Deferred tax assets	38,452	38,481
Other assets	1,018	1,204
TOTAL ASSETS	$379,941	$370,395
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$65,837	$54,787
Deferred revenue	17,322	7,144
Accrued payroll and employee benefits	7,714	9,182
Current portion of accrued settlement	8,000	8,000
Current maturities of long-term debt	124	119
Other accrued liabilities	12,888	15,740
Current liabilities of discontinued operations	77	330
Total current liabilities	111,962	95,302
Long-term debt	37,121	44,905
Deferred tax liabilities	4,010	4,085
Long-term portion of accrued settlement	22,000	24,000
Long-term operating lease liabilities	12,482	13,516
Other long-term liabilities	11,474	11,757
Stockholders' equity:
Common stock	111	111
Paid-in capital	43,650	44,583
Retained earnings	166,725	165,107
Treasury stock	(11,104)	(12,703)
Accumulated other comprehensive loss	(18,873)	(20,268)
Total L.B. Foster Company stockholders’ equity	180,509	176,830
Noncontrolling interest	383	—
Total stockholders’ equity	180,892	176,830
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$379,941	$370,395

Non-GAAP Disclosures
(Unaudited)

This earnings release discloses earnings before interest, taxes, depreciation, and amortization (“EBITDA”) from continuing operations, adjusted EBITDA from continuing operations, net debt, adjusted net leverage ratio, free cash flow, adjusted net income from continuing operations, and adjusted diluted earnings per share, which are non-GAAP financial measures. The Company believes that EBITDA from continuing operations is useful to investors as a supplemental way to evaluate the ongoing operations of the Company’s business since EBITDA may enhance investors’ ability to compare historical periods as it adjusts for the impact of financing methods, tax law and strategy changes, and depreciation and amortization. In addition, EBITDA is a financial measure that management and the Company’s Board of Directors use in their financial and operational decision-making and in the determination of certain compensation programs. Adjusted EBITDA, adjusted net income, and adjusted diluted earnings per share from continuing operations adjusts for certain charges to EBITDA from continuing operations that the Company believes are unusual, non-recurring, unpredictable, or non-cash. The Company believes that adjusted net income from continuing operations is useful to investors as a supplemental way to compare historical periods without regard to various charges that the Company believes are unusual, non-recurring, unpredictable, or non-cash. In 2020, the Company made adjustments to exclude the impact of a non-recurring benefit from a distribution associated with the Company’s interest in an unconsolidated partnership and restructuring activities and site relocation. In 2019, the Company made adjustments to exclude the impact of the U.S. pension settlement expense. The Company views net debt, which is total debt less cash and cash equivalents, and the adjusted net leverage ratio, which is the ratio of net debt to the trailing twelve-month adjusted EBITDA from continuing operations, as important metrics of the operational and financial health of the organization and are useful to investors as indicators of our ability to incur additional debt and to service our existing debt. The Company views free cash flow is an important liquidity measure of the cash available to our operations after capital expenditure investments are fulfilled. The Company believes free cash flow is important to investors because it measures its ability to generate or use cash.

Non-GAAP financial measures are not a substitute for GAAP financial results and should only be considered in conjunction with the Company’s financial information that is presented in accordance with GAAP. Quantitative reconciliations of EBITDA from continuing operations, adjusted EBITDA from continuing operations, net debt, adjusted net leverage ratio, and free cash flow are presented below (in thousands, except per share and ratio):

	Three Months Ended June 30,		Six Months Ended June 30,		Trailing Twelve Months Ended June 30,		Three Months Ended March 31,
	2021	2020	2021	2020	2021	2020	2021

Adjusted EBITDA From Continuing Operations Reconciliation
Net income (loss) from continuing operations, as reported	$2,854	$6,970	$1,584	$6,965	$20,442	$40,920	$(1,270)
Interest expense - net	861	1,089	1,732	1,901	3,592	3,860	871
Income tax expense (benefit)	1,139	2,102	818	2,044	(13,067)	(24,838)	(321)
Depreciation expense	2,018	1,963	4,008	3,898	7,960	7,866	1,990
Amortization expense	1,470	1,413	2,935	2,843	5,821	5,963	1,465
Total EBITDA from continuing operations	$8,342	$13,537	$11,077	$17,651	$24,748	$33,771	$2,735
Relocation and restructuring costs	—	1,245	—	1,922	623	3,690	—
Distribution from unconsolidated partnership	—	(1,874)	—	(1,874)	—	(1,874)	—
U.S. pension settlement expense	—	—	—	—	—	2,210	—
Adjusted EBITDA from continuing operations	$8,342	$12,908	$11,077	$17,699	$25,371	$37,797	$2,735

	June 30, 2021	March 31, 2021	June 30, 2020

Net Debt Reconciliation
Total debt	$37,245	$36,793	$55,568
Less cash and cash equivalents	(4,140)	(5,015)	(7,387)
Net debt	$33,105	$31,778	$48,181

	June 30, 2021	June 30, 2020

Adjusted Net Leverage Ratio Reconciliation
Net debt	$33,105	$48,181
Trailing twelve month adjusted EBITDA from continuing operations	25,371	37,797
Adjusted net leverage ratio	1.3x	1.3x

	June 30, 2021	June 30, 2020
Free Cash Flow Reconciliation
Net cash provided by continuing operating activities	$6,842	$8,122
Less capital expenditures on property, plant, and equipment	(2,248)	(5,711)
Free cash flow	$4,594	$2,411

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Adjusted Diluted Earnings Per Share From Continuing Operations Reconciliation
Net income from continuing operations, as reported	$2,854	$6,970	$1,584	$6,965
Relocation and restructuring costs, net of tax benefit of $0, $318, $0, and $484, respectively	—	927	—	1,438
Distribution from unconsolidated partnership, net of tax expense of $0, $446, $0, and $446, respectively	—	(1,428)	—	(1,428)
Adjusted net income from continuing operations	$2,854	$6,469	$1,584	$6,975
Average number of common shares outstanding - Diluted, as reported	10,734	10,623	10,729	10,518
Diluted earnings per common share from continuing operations, as reported	$0.27	$0.66	$0.15	$0.66
Average number of common shares outstanding - Diluted, as reported	10,734	10,623	10,729	10,518
Diluted earnings per common share from continuing operations, as adjusted	$0.27	$0.61	$0.15	$0.66